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                                                                  EXHIBIT 99.2


                         Intercept Group Conference Call
                             May 6, 2002 10:30 a.m.

Operator: Good morning and welcome to the Intercept Q1 2002 earnings release conference call for May 6, 2002. Your host for today will be John Collins. I will now turn the call over to Carole Collins. Please go ahead Ms. Collins.

Carole Collins: Thank you. Good morning. The purpose of this call is to review the companies financial and operating results for the first quarter of 2002. During the course of this call we'll attempt to update you on our expectations for the remainder of 2002 and will make several forward-looking statements. Anything we say concerning Intercepts projections, expectations and beliefs for future operations, growth, prospects, strategies, business or financial condition is a forward-looking statement. Actual results may differ materially from those expressed or implied by those forward-looking statements due to many factors, including whether we can continue to sustain our current internal growth rate or our total growth rate, whether we can successfully close and integrate recent or future acquisitions of assets and businesses and other operations, the continue and future acceptance of and demand for our products and services by our customers and other factors discussed under management's discussion and analysis of financial condition and results of operations, disclosure regarding forward-looking statements and our Form 10K and other SEC filings. Now that we have the legal preliminaries out of the way, I'll turn the call over to John Collins.

John Collins: Thank you Carole. With me this morning is Lynn Boggs, our President and Scott Meyerhoff, the CFO. And as usual there'll be no presentation other than Scott's presentation of the financial information other than to say that we're proud to be with you again today and continue to have good quarters, continue to just try to do what we said we'd do. So with that, we'll tell you what we've done. Scott.

Scott Meyerhoff: Thanks John. as we've discussed in previous conference calls and in press releases, we continue to provide the segmented data that details both stand alone ops of Intercept as well as gains and losses derived from our ownership interest in Netzee. With that being said, my discussions today will primarily focus on the results of the operations of Intercept excluding the Netzee components which we'll discuss at length later on I'm sure. I'm happy to report strong results. Revenues grew to thirty-seven point seven million in the first quarter of 2002 from twenty-seven million in 2001 which is a growth of about thirty-nine point three percent. Net income available to common shareholders increased to four point seven million or twenty-five cents per share from two point seven or eighteen cents in Q1 of 2001.

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     Due to the implementation of FASB statement number one forty-two, we ceased amortizing goodwill in the first quarter of 2002. This added approximately three cents per share to the reported results in the first quarter of 2002. In regard to the revenues, the increase was fueled by internal growth of about fourteen point four percent. This growth came across most product offerings but specifically continued strong growth in core processing check imaging in the ATM debit card processing arenas. An important measure for us is recurring revenues. During the first quarter recurring revenues totaled approximately eight-eight percent. Gross margins were about fifty-five point five percent for the first quarter of 2002 as compared to fifty-seven point six in the first quarter of 2001. The decrease was primarily due to the incremental revenues from the acquisition of Holmes and Shaw, the printing and rendering business which we acquired in October of 2001 which carries a lower gross margin.

     For the first quarter of 2002, SG&A as a percentage of sales was thirty-two point three which was a decrease of almost a hundred and thirty basis points from the first quarter of 2001. As we talked about, net income was four point seven million, twenty-five cents per common share as opposed to two point seven million or eighteen cents per share with income tax provision approximately thirty-seven percent. EBITDA increased from six point five million to eight point seven million for the first quarter of 2002. In regard to the recently announced acquisitions, as many of you know we have closed the I-Bill transaction which occurred in mid April and are in the process of closing the EPX transaction. The original guidance that we had given was that these transactions, we'd try to have them both done by May 15 and we expect that we will be able to close the EPX transaction shortly and meet the goals that we have given. We have not changed our guidance on the acquisitions. As we had stated previously we were expecting them to add between forty-nine and fifty-two million in revenue in 2002 and nine to ten million in EBITDA.

     One quick update, we combined or we're in the process of combining our imaging centers in the Dallas, Texas area. This should be complete by the end of the second quarter. This was facilitated by the move of the statement, rendering and printing business to the Intercept output solutions acquisition and as such, we'll incur a charge of approximately four to five hundred thousand in the second quarter related to lease obligations and things of that nature. At this time I'd like to turn the call back over to John.

John Collins: Thanks Scott. We want to get straight to the question and answer session so we'll try to have plenty of time to address everyone's questions. So Jennifer, let's go ahead and start with the questions.

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Operator: Thank you. We will now begin the question and answer session. To place yourself in the question queue, please press star one on your touch tone phone. If you are using a speaker phone, please pick up your handset and then press star one. To withdraw your request, press star two. You will be limited to one question and one follow up. Please go ahead if you have any questions. Your first question comes from Stephen Laws. Please state your affiliation.

Stephen Laws: Stephen Laws of WR Hambrecht. Good morning, looks like another strong quarter and great revenue. Wondered if you could touch on where you think the gross margins will go on the service business, especially with the acquisitions and additionally, just kind of a standard question, if you could comment on the competitive scenario out there and any impact of pricing you've seen over the last quarter.

John Collins: Let me address the competitive issue first and then I'll get Scott to address the market question. As far as the competitive issue, literally not to make the answer very long, we just haven't seen a change in the landscape as it relates to competition. It's still, you know, as I've stated many times, about fifty fifty on the big player, the mom an pop as far the people we're competing with. As far as pricing, I haven't seen any particular price pressure, just, I hate to be boring but it's just the same thing. I mean we're just competing with the same people, we're competing on the same field and I haven't seen a lot of change.

Scott Meyerhoff: Stephen, in regard to the margin question, as I talked about, we had some additional revenues in the Intercept Output Solutions division which is the statement print work. As such, we go ahead and record a good bit of their, costs in the margin line and get some benefits that go down to the G&A component. But fifty-five point five percent on consolidated total. Would expect to see that continue to go up in the fifty-six and half to fifty-seven percent range here during the 2002 period and specifically in the service fee line given that that's the majority of the revenue the company would see light gains in that area as well.

Stephen Laws: Great, thanks a lot.

Scott Meyerhoff: Thank you.

Operator: Your next question comes from Jeff Baker. Please state your affiliation.

Jeff Baker: Yes, Banc Corp Piper Jaffray. Hi guys. A couple of questions. Scott, just a little clarity on the four hundred to five hundred thousand dollar charge, will that be one time or will that go into SG&A?

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Scott Meyerhoff:  That will be in the SG&A number.

Jeff Baker: Okay and can you comment a little bit, sequential growth and SG&A. What can we expect to see that go for over the remainder of 2002?

Scott Meyerhoff: As far as the SG&A we continue to go ahead and build for our future, continue to put in the infrastructure to become a much larger company and as such, we have some visibility being that we have eighty-eight percent recurring revenue and can spend the money as needed in certain areas. We continue to go ahead and promote our products and push them heavily and spend the money when we can. But as far as a percentage being thirty-two point three, our goal on SG&A is to have that under the thirty percent threshold and then that's a 2002 direct, we believe that under thirty percent on the SG&A is a very achievable number.

Jeff Baker: By the end of 2002?

Scott Meyerhoff: Yes.

Jeff Baker: Okay and then can you talk about any kind of one time opportunities where you spent this quarter given the strength in the top line, etc.?

Scott Meyerhoff: I don't think there's any notable one time opportunities and I think what you're talking about is in SG&A, was there anything that we spent the money on in one time that was above the others and I think it's just continued promoting of our product set and our offerings, debit card as well as others.

Jeff Baker: Okay and last question, I'll let somebody else ask some questions but your internal growth rate, fourteen point four percent for the quarter, can you talk about, you typically target fifteen to eighteen percent. Can you talk about where that could go, what is the sustainability of the mid teens number and why it may have dipped down this quarter? Thanks.

John Collins: Jeff, Scott may want to address that more from the financial side but just from the philosophical side we've, the guidance has been that that's on an annualized basis and we're still not changing that. I was asked back two or three consecutive quarters why it was in the twenties and I said we just got lucky. There was some objection to that. Maybe they didn't think we just got lucky. But I think that we're not looking to change the guidance. We still feel like that'll be the annualized number for the year. Of course I have said in previous calls that as we grow larger, that number gets harder and harder to

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achieve as we all know but we are still not changing the guidance for that number for this year.

Jeff Baker: Okay great, thanks.

Scott Meyerhoff: Thank you.

John Collins: Thank you.

Operator: Your next question comes from Art Bender. Please state your affiliation.

Art Bender: Good morning guys. Credit Suisse First Boston. Congratulations on the quarter. Just wanted to ask you a little bit of detail on I-Bill, particularly the sales strategy going forward. What sorts of clients are you going after, are they big companies, small companies, any particular industry focus and what are some points of differentiation between your core processing services and some of your bigger competitors?

John Collins: Okay, I'm going to try and bring all that together. The difference between our services and our bigger competitors, just like our other core businesses, there's not a tremendous difference other than the focus on how to build relationships. I mean obviously through these new acquisitions in the merchant processing side of the business, we still, you know, we'll still try to be competitive from a price standpoint and we'll still have to compete with all those guys on the same playing field that everybody else has to. We're offering very similar services and I think we can do it on a competitive pricing standpoint. So, you know, I think that differences in us and the competition is still the same as it has been. We'll try to build the relationships.

     As far as the focus on selling on the merchant processing side, I think that really this fits into our business very well from the standpoint that we'll still focus on selling merchants through community banks. I mean obviously we're trying to sell all merchants. And of course, you asked the question, are we going to focus on large or small or whatever, I mean we're going to focus on merchants. So certainly there'll be some larger players that we're going after but we're not going to get away from providing services to the smaller players too. I think that's the beauty of pulling these acquisitions into InterCept, is the fact that banks particularly and I'll just speak to banks right this minute. Banks particularly have kind of gotten away from a lot of merchant process and over the years because they're unable to be competitive with the, and I don't really know who to name here but with the Concords, the Nova's, the more defined ISO arrangements.

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     It's hard for a bank to be competitive with those people because usually there's not enough merchants in town to really build a decent operation, especially the under five hundred million merchants. So it's hard for the bank to be competitive even though they have a great relationship with a merchant. So where we see us fitting in this is that we can take this product and go out to our banks and we're getting some good response already. I mean we've gotten favorable response from some of our banks and from the bankers banks from promoting this type of service through community banks to all their local merchants and putting them back in a position where they can be competitive and they can go out, they had the relationship already and instead of losing that business to Nova because they have to charge a hundred percent more, now they may be able to retain that business because they're doing everything else with the merchant already.

     So the focus is still going to be focus and own community banks and provide more services to those. Now certainly there are sales people out on the road that are trying to sell larger merchants because a lot goes to the bottom line when you can do that and we're certainly not going to give that piece up but we'll still try to take that service out to community banks just like we've done everything else we've ever acquired and all the other services that we brought to them.

Art Bender: Great, thanks John and just one quick follow up for Scott. Scott, was there any impact of EITF 103 the reimbursement of out of pocket expenses on your revenues this quarter?

Scott Meyerhoff: No sir. There were, no revenues were included in those numbers from the past costs.

Art Bender: Great, thanks very much and again, nice quarter.

John Collins: Thank you sir.

Operator: Your next question comes from Andrew Jeffrey. Please state your affiliation.

Andrew Jeffrey: Good morning gentlemen. Robertson Stephens. Scott, can we drill down a little bit on the internal revenue growth number to get a handle on, sort how it broke out between the core DP and your EFT business. And certainly appreciate the annual guidance on internal revenue growth, I just want to try to get a sense as to why you think the back half of the year, the last three quarters of the year might be better than the first quarter.

Scott Meyerhoff: Sure and even to go in a little bit, you know, as you look at revenue growth there's always a tie in to the recurring revenue

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component as well. Recurring revenue went from eighty-six to eighty-eight which means there was less one time sale in that number and more recurring. It's where we want that to be. We want that recurring revenue number to go up but as that occurs, clearly it shows it was not as much in the one time sale area this quarter. EFT was about twenty-three percent. Core processing and check imaging together just about ten. Products group which, the ancillaries and a number of the other products which tied directly to the core processing, about twenty-five percent and then the communications about eight and you saw what the equipment was on the face. So clearly the internal revenue growth, we continue to go ahead and have strong EFT which is the ATM and debit. When you put the core processing and products group together, that's somewhere in the twelve percent range or so and then the communications and the other.

Andrew Jeffrey: Okay and then just some color on the balance of the year in terms of I guess particular that core DP number.

John Collins: I didn't understand the question Andrew, I'm sorry.

Andrew Jeffrey: I was just trying to get a little color on what the balance of the year might look like in terms of internal revenue growth in the core data processing business.

Scott Meyerhoff: Real similar to what our future guidance is real similar to what we did here in the first quarter.

John Collins: Yeah we're saying that we still are not going to change the guidance on at least fifteen internal growth and it may not vary very much from the numbers that Scott just gave you but as far as your comment about why we would think that some future quarter would be better than this one, it doesn't have to be a lot better. I mean we're right at the fifteen and we think we're right in the neighborhood. So you know, with just a slight fluctuation, we still feel like we'll be on the number.

Andrew Jeffrey: Okay, thanks.

John Collins: Thank you sir.

Operator: Your next question comes from Charles Trafton. Please state your affiliation.

Charles Trafton: Hi, good morning. It's Charles Trafton with Adams Harkness. Scott, the prepaid expense and inventory lines took a jump up from nine million to fifteen million. Seasonally it usually does go up from December to March but can you break out how much of that was inventory and why the big jump?

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Scott Meyerhoff: Yeah, actually Charles it had nothing to do with inventory. In closing the I-Bill transaction there was five million dollars put in escrow to close it, Charles ok, and that amount was in that number at the end of March and as you know, the transaction closed in mid April, Charles right. So if you seasonally adjust that out, it goes from about nine million to about ten point three, ten point four. The majority of that would be prepaid, annual expenses just really due to our growth. No component of note relative to inventory.

Charles Trafton: Right, so then the five million is a cash earn out that you're going to keep on the balance sheet for a while?

Scott Meyerhoff: No, that was not an earn out. That was something put in escrow and had been paid in the closing. Charles Trafton: Oh, it was part of the purchase price.

Scott Meyerhoff: Yes sir.

Charles Trafton: Okay, got it. How was cashflow from ops this quarter? I know you did about nine million in EBITDA and certainly your working capital constraints were almost nothing. So do you have that number handy?

Scott Meyerhoff: I don't but I'll have it for you before the end of the call.

Charles Trafton: Okay great.

Scott Meyerhoff: Anything else Charles? Okay.

Operator: Your next question comes from Nick Fisken. Please state your affiliation.

Nick Fisken: Hi, this is Nick Fisken with Stephens. Congrats on the quarter everyone. John Collins: Thank you sir.

Nick Fisken: Scott, can you give us the internal growth rate or give us the EFT growth rate sequentially?

Scott Meyerhoff: The EFT growth rate sequentially. The internal growth component?

Nick Fisken: Exactly.

Scott Meyerhoff: It was twenty-three percent.

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Nick Fisken: That's versus Q1 of last year?

Scott Meyerhoff: Right. I don't have it sequentially. Actually, as you know, the fourth quarter is the highest seasonal quarter given the holiday season and we normally see a bleed off from Q4 to Q1. We normally see a bleed off from Q4 because the November, December is the largest season. But I know we saw a bit of a decrease but that's something that happens each and every year.

Nick Fisken: Okay and then following on an earlier question, to get the acceleration in internal growth. If you look at those same four product groups that you detailed, can you give us an idea of where you expect the most acceleration?

John Collins: I think that actually what I'd said to Andrew and I think this is generally true, I think that there'll be about those numbers that Scott just quoted and it would only take a point, something in each one of those to achieve the fifteen. So I don't think there's going to be a drastic acceleration in one to achieve that point six.

Scott Meyerhoff: Yeah there's really nothing out there to cause those numbers to change marketedbly from where they are in the first quarter to the second, third or fourth that we know of.

Nick Fisken: Can you give us a breakout of other income and is the one, two a good number to use?

Scott Meyerhoff: Well that'll change pretty dramatically with the completion of these transactions because the majority of other income was interest income and as you know, with going ahead and having paid cash for the transactions, that will go down. We can go ahead and give future guidance once the next acquisition closes on where other income goes to but really, now we're just, it's based on the closing date of the transaction. Going out to Q3, the other income would actually be an expense because we would have some interest expense from our borrowings.

Nick Fisken: Okay, thank you.

Scott Meyerhoff: Thank you.

Operator: Your next question comes from Chris Bonomo. Please state your affiliation.

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Chris Bonomo: It's Chris Bonomo of Eastbourne Capital. A question on the tax rate, what is the tax rate that we should expect going forward or why was it a little bit lower than that thirty-eight percent you told us to look for it.

Scott Meyerhoff: Well actually it was thirty-seven percent last quarter and thirty-seven percent again this quarter so it was consistent. I think that we've gone ahead and gotten some good state tax strategies which are allowing us to benefit. We would continue to see those percentages in the same ballpark of the thirty-seven to thirty-seven and a half range.

Chris Bonomo: Okay I'm sorry. I thought you had told us thirty-eight percent for 2002 on Q4 conference call.

Scott Meyerhoff: Well actually we've benefited a little bit more than we thought we would from our state tax strategies and that such continuing benefit on the tax rate.

Chris Bonomo: Got it. And on, as one forty-two it totals about five to ten cents annually but it was three cents this quarter. So we're on a twelve cent run rate now.

Scott Meyerhoff: Ten to eleven, it is a rounded number.

Chris Bonomo: Got it. Can you tell us what it is just on a quarterly basis on a dollars basis?

Scott Meyerhoff: I'm sorry?

Chris Bonomo: How much is it per quarter on a dollars basis?

Scott Meyerhoff: I don't know the dollar number off the top of my head but I do know it's ten to eleven cents for this year.

Chris Bonomo: Got it, thank you.

Scott Meyerhoff: Thank you.

Operator: And your next question comes from David Trossman. Please state your affiliation.

David Trossman: Thanks. It's David Trossman from Wachovia Securities. It feels to me like you've had a lot of success bringing the Homes and Shaw capabilities out to your client base. I'm wondering if you could maybe give us a little more color on the things that that facility has been able to do for the customer base in terms of printing and rendering and the year end stuff and

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then Scott, maybe you could just tell us what that acquisition contributed from a revenue perspective in the March quarter given that it's by far the biggest impact.

Scott Meyerhoff: Sure. David, as far as the first question, what does it mean to our customers, well we did that transaction back in October last year, one of the things we (inaudible) was that they were very automated shop and we're doing roughly the same volume of print, statement rendering of print work as our current company did and had about twenty, twenty-five percent of the number of employees doing it. We also talked about how an addition of them out selling their own wares, that we could go ahead and start converting some of our customers in that Midwestern region in the Texas, Oklahoma, Kansas markets and go ahead and start bringing those into that center. We have started doing that.

     We've started with some of the larger customers and what it actually does being an automated process versus a manual process, we believe is it goes ahead and gives a better product to our customers as well as gives us an opportunity to reduce some of the manual expenditures relative to not being an automated shop. It has allowed us to go ahead and take enough volume out of the Dallas centers and let's say volume on the statement, rendering and print side that we can combine those centers so that's one direct benefit. There is a schedule in place to go ahead and convert four to eight banks per month for the foreseeable future to that center which we believe we have the capacity and the where with all to do and I forget the second half of your question.

David Trossman: So I'm trying to understand if you can tell us how much revenue that business contributed in the quarter?

Scott Meyerhoff: Approximately four to four and a quarter.

David Trossman: And so if you're doing existing business but now you're doing it differently out of that HSI facility, is that going to actually detract from the organic revenue growth cause you're sort of (inaudible).

Scott Meyerhoff: No, there's two opportunities. For instance, in Oklahoma City we used somebody else completely in this whole process of converting over, we found out that there were thirty banks that were using another vendor. So clearly the idea would be, why not use ourselves if we have the where with all to do it, that's going to be growth because we're switching it from an external vendor. If we're moving it from ourselves to ourselves, it's not going to be, go away from the internal growth piece or the revenue of the company just because it went to a center that (inaudible) was an acquired piece.

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It's just really, it was six of one or half a dozen of the other and that's exactly how it would have stayed.

David Trossman: Right, but it could be, so basically that business feels like it's a revenue run rate that is a good chunk higher than when we thought it would be when you acquired it because I think we were talking about maybe a fourteen million dollar run rate then.

Scott Meyerhoff: Right, but there are pieces in the first quarter that are relative to year end print work so I think we're right on track with what we had projected. I don't believe we're on a sixteen or seventeen million dollar run rate. I think we're in a fourteen to a fifteen million dollar run rate on that business.

David Trossman: Perfect, that helps a lot.

Scott Meyerhoff: Thank you.

Operator: Your next question comes from Jeff Baker. Please go ahead.

Jeff Baker: Thanks. Follow up question. Can you guys talk about the acquisitions opportunities and the core processing or on the merchant side that you, things that you may pursue going forward? Thanks.

John Collins: Jeff, as you know, we don't usually spend a lot of time talking about, certainly we don't talk about any specific acquisitions but just to be a little more generic, rather than specific, we still on a regular basis, as I've always said, we are constantly talking to eight, ten candidates that pretty much stay in the queue and some of those role out, some of them go away but it's, certainly it's always been a business line for us and we still think there are plenty of candidates out there. There are an awful lot of candidates in the merchant processing side that deal with a lot of community banks and a lot of banks in general. So you know, we still don't see the landscape as having changed much. We still think there are a lot of candidates out there to acquire in the banking industry and the outsourcing for banks.

Jeff Baker: What about some of your, I mean some of your competitors have moved into the credit union space. Do you see that as a viable opportunity for you guys?

John Collins: Well I do and I always have. I've actually said it a couple of times that we're still waiting and looking for the right opportunity. I've been asked several times, will we get into the credit union processing? Well we will if it's the right opportunity and it's the right software, it's the right company and it's accretive, certainly we do some business with credit unions already.

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Certainly on the EFT side and the check processing side. So we want to do more with credit unions and it's just a matter of having a right opportunity to do that. And if we find it will do it.

Jeff Baker: And Scott, do you have, somebody asked a question on the SFAS 142. Do you have the number for 2001 first quarter as well as the year?

Scott Meyerhoff: I don't have it for the full year although I will point out that last year we had thirteen point seven million shares outstanding in the first quarter and this year we had nineteen point one million shares outstanding in the first quarter. So we had about a forty percent growth in shares outstanding and as such, it really becomes a bit distorted to compare year over year.

Jeff Baker: But you don't have a Q1 impact?

Scott Meyerhoff: No, I would imagine it would be very similar to what it was in the first quarter of this year in terms of numbers. It'd be real close to being the same number.

Jeff Baker: From a dollar standpoint.

Scott Meyerhoff: Correct. The only acquisitions we did, if you remember 142 stopped on July 1st so the only acquisitions we had done in the first half of the year were on the smaller side. So the piece wouldn't be as material.

Jeff Baker: Okay and then last thing, to follow up on David's question regarding the Holmes and Shaw acquisition, revenues were much larger than what we were or what I was looking for. I mean clearly since that was acquired in October, that's going to negatively impact the growth rate, internal growth rate for this first quarter, correct?

Scott Meyerhoff: Well I don't think it negatively impacts the internal growth rate because it's not in it. As far as, if you're saying revenue growth was up and that internal wasn't, where the fifteen percent number is, you know, clearly that was in the revenue number but it didn't negatively impact internal growth in any way, shape or form.

Jeff Baker: Right and then last question, I'll hop off, John, in house versus outsourcing trends, some of your competitors have definitely been saying that outsourcing is strong and you know, do you see a return in house, etc.?

John Collins: No, I think the outsourcing is holding it's own. I don't think certainly, certainly I don't see, I mean this is the world as John sees it. I

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don't see a return to in house, certainly not a trend to do that. I mean you've still got a lot of banks that are in house and a lot them will be. That's just their, the way they handle it philosophically. I mean they think that they ought to be doing that. But there's certainly no trend that I can see to move back to that, if I actually wanted to say there was a trend, then the trend would still be to continue to outsource and I even, of course, I occasionally read something just like everybody else. I even read in The Wall Street Journal that even larger banks were, their research indicated that larger banks were looking harder at outsourcing. So I don't think there's at all a trend to go in house. It's either at, well worst case I guess it depends on your perspective but in any case, status quo is a minimum and if you said there was a trend one way or the other, it would be to outsource I would think.

Jeff Baker: Okay great, thank you.

John Collins: Thank you sir.

Operator: Your next question comes from Nick Fisken. Please go ahead.

Nick Fisken: Hi Scott, a follow up question on the EFT. Given the recent noise focusing on your internal growth rate, can you give us the EFT revenue numbers for Q4 of last year and first quarter of this year?

Scott Meyerhoff: We have never gone ahead and given out the numbers. We've just given the growth rate and I don't have the fourth quarter number in front of me, just the growth rate percentages that we've given.

Nick Fisken: Okay, and can you speak to the, if you split out the internal growth of core versus imaging, you said combined it was ten percent. Can you give us an idea of what that would be if it was split out?

Scott Meyerhoff: I think the core processing is a little bit higher and the check processing is a little bit lower and by little bit, one to two points. I don't have the empirical data in front of me so it is rough but I think that the core piece internally is a bit quicker than the image piece.

Nick Fisken: Okay, and are you seeing that core growth coming through your new sales efforts and new geographical areas or further penetration in your existing territories?

John Collins: Well obviously a little of both but, well actually I may have even misunderstood the way you said that. You're talking about new customers versus some organic growth from our existing customers or are you talking about new geographies?

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Nick Fisken: I'm talking about new core customers. John, are you seeing them, is it expanding like your current areas or are you going out to, I know you guys were looking out on the West Coast to expand there. I'm wondering, that twelve percent, is the majority of that coming from going out and signing up new banks and new territories?

John Collins: Gosh, I don't know that I can answer about the majority. I mean we're still very strong in the Southeast and a lot of the core business is still coming out of that. But we are picking up customers at a favorable rate I think. I mean I'm certainly pleased with what we're doing and the other geography. No doubt we're still very, very strong in the Southeast. So I guess I would, and I am guessing, I would guess that still the bulk of that growth is coming out of the Southeast area but I'm very pleased with where we are specifically in California. You mentioned that. I mean out on the West Coast. I think that we've come along very nicely, certainly as much as I expected to in a new area. Those sales are coming along pretty well. So I'm certainly pleased with the geographic expansion but I guess we still are getting the majority of that growth out of the Southeast and the places where we're known best.

Nick Fisken: Great, thank you.

Scott Meyerhoff: Before we go to the next question, I'd promised an answer on cashflow from ops. Excluding that five million dollar piece that we put in the escrow, cashflow from ops was about six and a half million dollars and capex in the first quarter was about two point four.

John Collins: With that we'll go to the next question. Jennifer.

Operator: Okay great. The next question comes from David Trossman. Please go ahead.

David Trossman: Thanks and Scott, just chastise me if I'm getting too much into detail here. But I was a little surprised that the deferred revenue didn't go up in the March quarter for billing of DPS, on subscription revenue. If we changed the billing cycle there, is that sort of more integrated there into what you're doing with your community banks?

Scott Meyerhoff: Well actually you're wrong on one part, actually two parts but I'll go through each individually. The deferred revenue did go up about one point five million dollars but the deferred revenue on DPSC which is the regulatory reporting division is billed four times a year and it's billed four times a year, about twenty-five percent of the customers go through each billing cycle for a year in advance. So you wouldn't see a year end spike on that, you'd get that four times a year at the end of each quarter.

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David Trossman: Got you, good and very generically John, would you say that you're getting more revenue growth and traction out of new customers or do these really strong revenue numbers come from selling more stuff to existing customers?

John Collins: I think that that even varies quite a bit by business line. Certainly we're getting strong growth on the course side out of new customers although we are getting growth out of customers just getting larger but new customers would be the real focus on that side. On the EFT side it's a closer combination. I mean we still have a lot of new customers but we still get some tremendous growth from existing customers. So by product line it does vary but certainly we're still very actively selling and are very pleased with our sales force and where we're headed on that front.

David Trossman: Thanks.

John Collins: Thank you.

Operator: Once again if there are any other questions please press star one on your touch tone phone. Your next question comes from Tony Lisa. Please state your affiliation.

Tony Lisa: Tony Lisa, HLM Management Company. Great quarter guys. John, I was wondering, going back to a previous question asked, you made the comment about putting your community banks back into the merchant processing business if you will and the logic for this whole acquisition as we've discussed before seems to, for me at least, revolve around that thinking. Can you get a little bit more specific in terms of how you bring the pricing down and how you're structured going at this business relative to who they're serviced by now brings the pricing down such that it is a profitable business opportunity for them.

John Collins: Yes sir. I'll try to get a little bit more specific. I'll even try to quote some numbers but understand that I'm not the technician here nor the mathematician so I'll round them out pretty well.

Tony Lisa: Fair enough.

John Collins: Specifically we have dealt with one customer, one entity, I'll call it that, who was offering services through community banks that they were having, that the community bank was having to charge about a four count discount rate just to pick numbers. And again, don't hold me to this. I'm not the guy that knows the numbers. I deal with Scott, if a question involves a number, he has to answer. But about a four percent discount rate was being offered to community banks and this particular entity had several hundred, at least a couple of hundred community banks on their program and those community banks were being forced to charge about a four percent discount rate because there was about three parties involved and I really would prefer Tony not to name the vendor.

Tony Lisa: Sure.

John Collins: I don't think that's really an important part as far as which vendor but this is run of the mill, this is the way it works. But in charging a four percent discount rate.

Tony Lisa: Could you go through what each of those vendors are just so that I sort of have the map down.

John Collins: Well I think some of the vendors.

Tony Lisa: Not the names but the business.

John Collins: Well it's all across, what do you mean the business?

Tony Lisa: What each vendor does so I have the map of the whole process and how you kind of replace them when it's all said and done.

John Collins: Well the vendors, really it's the line up of usual suspects. I mean it's FDC or the FDR division, the Concord and then I guess Nova was acquired and I'm sorry I can't remember who acquired Nova. Somebody help me.

Scott Meyerhoff: US Bank.

John Collins: US Bank acquired Nova and then you've got global and oddly enough, some of these people don't handle everything. Global handles certain components and they're real good at certain things and people use them. Hopefully somebody in this room is going to help me if I'm messing this up. I think Scott's heard a lot of this too. But these globals may be a call center, they may use vital to drive terminals, they may use FDR for some component.

     So there may be several vendors along the way in any of these deals that are structured that actually run through community banks up to and including, what's Equifax new name. Certigy (ph) offers services also but then they do use other vendors for other components such as call center. So back to the point of the discount rate, they came to this discount rate because of all these various vendors and what they charge. So the banks that we looked at, this particular group that I'm talking about that's a real example had about twenty merchants per bank, yet if you look at, you take a small pocket of say Concords. They do some business with community banks too. Their banks may have two hundred merchants per bank and it's the reason, Lynn was just pointing to me that our merchant portfolio, that we do this, they have about two hundred per bank. But their prices were a little more competitive than this four percent discount rate.

     To get to this point and try to make this story a little shorter is that we think we can get this down to a couple of points and that that will be the types of fees that the bigger players are passing on to the bigger players. And if we can do that for a community bank, then our theory here is that that community bank already has a relationship with a hundred merchants in town or two hundred or whatever the number is. And the reason they can't get their business is because you can't go to the guy even if you're loaning him money, banking him otherwise, you can't go and say I know sixty percent of your retail business goes through a credit card and I want to charge you four instead of two. The guy will just look at you funny.

     So we think that what we can do by being a tier one processor which is where we are, where we'll be when we close this final transaction, we think that the position it puts us in is we can cut out a lot of the middle man businesses and we can charge that type of rate or at least put the bank in the position where they can charge that type of rate to their merchant so that they're not looking at doubling the price and they can go in and instead of Nova getting that business that they'll take it back from Nova. I mean that's the view that we have.

Tony Lisa: And at the end of the day does it come down to the fact that you have all those sort of intermittent processes that you, you know, call centers, terminals, whatever and you can provide sort of soup to nuts what the bank needs?

John Collins: Yes, I think so. I think that is the point.

Tony Lisa: So at the end of the day then, in addition to a new business opportunity, you hope to get some leverage out of existing sort of facilities if you will by driving this business forward?

John Collins: Certainly. I mean we hope to get that. We're not projecting any of that. We try not to look at things like that as far as trying to build models but sure, we hope to get some synergies out of not only facilities and people and computer rooms but out of sales, out of our partnerships. I mean we hope to actually get some synergies from all aspects of our business. We think, I've even had some comments about somebody wondering how this fits into our business. We think this is our business. I've said for four years that we want to offer anything to a bank from the back room standpoint that any type of technology or outsourcing that the bank uses. Well as far as I'm concerned, I know that a lot of people have looked at this a different way in recent years but credit card processing is bank. I mean there's a lot of independent companies in it but the card is issued by a bank, you have to be a bank to sign up a merchant, the banks own Mastercard and Visa, I mean their association, this is banking. So clearly this is just more banking to me, it's just more community banking, more mid range banking. I mean we focus on five hundred million and below but some of our banks grow larger and we're not going to get rid of them if they get bigger. So this is still banking to me.

Tony Lisa: Thanks very much and again guys, congratulations on another good quarter.

Operator: Your next question comes from Lee Hicks. Please state your affiliation.

Lee Hicks: This is Lee Hicks with Off Wall Street. I know in the last conference call you guys commented on the seasonality in the EFT business. Can you give us a number sequentially, how that went from the fourth quarter to the first quarter?

Scott Meyerhoff: Actually Lee, this is Scott. Nick Fisken had asked that question a couple of minutes ago and I told him I didn't not have that information handy. I told him I'd be willing to go ahead and get with him off line and give that and I'd be glad to give you the same.

Lee Hicks: Okay, thank you.

John Collins: All right, so thank you.

Operator: Okay, there are no further questions at this time.

John Collins: All right, well thanks very much. As always, it's a pleasure talking with everyone on the call and we continue to just look forward to doing what we say we'll do. That's always been our goal and we'll continue that. Thanks very much, have a good day.

Operator: This concludes today's conference call. Please disconnect your lines and have a great day.